EXHIBIT 99.1

Xenith Bankshares, Inc. Reports Second Quarter and First Half 2016 Results

Completion of Merger with Hampton Roads Bankshares, Inc. Expected July 29, 2016

RICHMOND, Va., July 27, 2016 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond and Greater Hampton Roads, Virginia markets, today announced financial results for the three and six months ended June 30, 2016.

Xenith Bankshares reported net income of $910 thousand, or $0.07 per diluted common share, for the second quarter of 2016 compared to $823 thousand, or $0.06 per diluted common share, in the second quarter of 2015 and net income of $367 thousand, or $0.03 per diluted common share, in the first quarter of 2016. Results in the second quarter of 2016 include $545 thousand of pre-tax ($0.031 per diluted common share, after tax) costs related to the company’s previously-announced merger with Hampton Roads Bankshares, Inc., which is scheduled to close on July 29, 2016 subject to shareholder approval and the satisfaction of other customary closing conditions. Results in the first quarter of 2016 include $1.0 million of pre-tax ($0.081 per diluted common share, after tax) of merger-related costs.

The company reported $1.3 million of net income, or $0.09 per diluted common share, for the six months ended June 30, 2016 compared to net income of $1.7 million, or $0.13 per diluted common share, for the six months ended June 30, 2015. Results in the six months ended June 30, 2016 include $1.6 million of pre-tax ($0.111 per diluted common share, after tax) of merger related costs.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: “Excluding merger-related expenses associated with our proposed merger with Hampton Roads Bankshares, Inc., our first half of 2016 was our most profitable first half in any year since we started Xenith. Net loan growth for the first half of 2016 was at an annualized rate of 10.9%. Excluding our investments in two alternative asset classes, mortgage warehouse lending through participation arrangements and guaranteed student loans, core loans increased at an annualized rate of 5.7% over the same period. I am pleased that total noninterest expense, excluding merger-related expenses, has been well controlled.”

 Second Quarter and First Half 2016 Highlights

  Income before income tax for the three months ended June 30, 2016 was $1.2 million compared to income before income tax of $1.2 million for the same period of 2015 and $895 thousand for the three months ended March 31, 2016. Income before income tax for the 2016 periods ended June 30, 2016 and March 31, 2016 included $545 thousand and $1.0 million, respectively, of merger-related costs.
  Income before income tax for the six months ended June 30, 2016 was $2.1 million compared to income before income tax of $2.5 million for the same period of 2015. Income before income tax for the six-month period ended June 30, 2016 included $1.6 million of merger-related costs.
  Net interest income in the three months ended June 30, 2016 was $7.5 million compared to $7.3 million in the three months ended June 30, 2015 and $7.7 million in the three months ended March 31, 2016. Accretion of acquired loan discounts in the three months ended June 30, 2016 was $154 thousand compared to $359 thousand in the same period of 2015 and $445 thousand in the three months ended March 31, 2016.
  The company’s efficiency ratio for the second quarter of 2016 was 83% (76%1 excluding merger-related costs) compared to 76% for the second quarter of 2015 and 87% (74%1 excluding merger-related costs) for the first quarter of 2016.
  Net loans were $814.3 million at June 30, 2016, a $42.1 million increase from $772.2 million at December 31, 2015 and an increase of $42.2 million, or 10.9% annualized rate, from $772.0 million at March 31, 2016. Excluding the company’s investments in mortgage warehouse lending programs through participation arrangements, which increased $29.0 million, and guaranteed student loans, which declined $5.8 million, net loans at June 30, 2016 increased $18.8 million from December 31, 2015, a 5.7% annualized growth rate. Excluding the increase in mortgage warehouse loans of $30.6 million and decline in guaranteed student loans of $12.7 million, net loans at June 30, 2016 increased 35.2 million from June 30, 2015.
  Average interest-earning assets in the three months ended June 30, 2016 were $1.00 billion, an increase of 8.4% from $922.3 million in the three months ended June 30, 2015. Total assets at June 30, 2016 were $1.07 billion compared to $1.04 billion at December 31, 2015. Total assets at June 30, 2016 increased $77.9 million from total assets of $993.1 million at June 30, 2015.
  Average interest-bearing liabilities in the three months ended June 30, 2016 were $778.3 million, an increase of 8.6% from $716.9 million in the three months ended June 30, 2015. Total deposits at June 30, 2016 were $917.4 million compared to $889.0 million at December 31, 2015 and $847.6 million at June 30, 2015.
  Asset quality and coverage for loan and lease losses remained strong at June 30, 2016 with ratios of nonperforming assets to total assets of 0.61%, nonperforming assets to total loans of 0.80%, and allowance for loan and lease losses to nonaccrual loans of 119.45%.
  Net charge-offs as a percentage of average loans were 0.07% for the six months ended June 30, 2016 compared to 0.18% for the year ended December 31, 2015.
  The company’s combined capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" banks, with a common equity Tier 1 capital ratio of 9.59%, a Tier 1 leverage ratio of 8.69%, a Tier 1 risk-based capital ratio of 9.59%, and a total risk-based capital ratio of 11.28% at June 30, 2016. Xenith Bank had a common equity Tier 1 capital ratio of 11.49%, a Tier 1 leverage ratio of 10.42%, a Tier 1 risk-based capital ratio of 11.49%, and a total risk-based capital ratio of 12.30% at June 30, 2016.

Operating Results

Second Quarter 2016 compared to Second Quarter 2015

Total interest income for the three months ended June 30, 2016 was $9.4 million compared to $8.9 million for the three months ended June 30, 2015. For the three-month period of 2016, total interest income reflected average interest-earning assets of $1.00 billion compared to $922.3 million in interest-earning assets in the same period of 2015, an increase of 8.4%. Asset yields in the 2016 three-month period were 3.83% compared to yields of 3.89% in the 2015 period. Accretion from acquired loan discounts was $154 thousand in the second quarter of 2016 compared to $359 thousand in the second quarter of 2015.

Total interest expense for the three months ended June 30, 2016 was $1.9 million compared to $1.5 million for the three months ended June 30, 2015. Average interest-bearing liabilities in the 2016 period increased to $778.3 million from $716.9 million in the same period of 2015, an increase of 8.6%. The cost of liabilities was 0.96% in the 2016 three-month period compared to 0.85% in the same period of 2015. The higher cost of liabilities in the 2016 period was primarily due to the cost related to the previously-reported issuance and sale of the company’s $8.5 million aggregate principal amount of subordinated notes due 2025 in June 2015.

Net interest margin in the second quarter of 2016 was 3.08% compared to 3.23% in the second quarter of 2015. Net interest margin excluding accretion of acquired loan discounts was 3.02% in the second quarter of 2016, down from 3.08% in the second quarter of 2015.

Net interest income after provision for loan and lease losses was $7.3 million for the three months ended June 30, 2016 compared to $6.6 million in the same period of 2015. Net interest income after provision for loan and lease losses in the 2016 period reflected $205 thousand in loan and lease loss provision expense compared to $700 thousand of provision expense in the 2015 period. Provision for loan and lease losses in the 2015 period reflected higher accretion of acquired loan discounts and increased reserves on several specific loans and higher provision for the unguaranteed portion of the company’s student loan portfolio compared to the 2016 period, for which there was none.

Total noninterest income was $487 thousand in the second quarter of 2016 compared to $411 thousand in the second quarter of 2015. Noninterest income in the 2016 period included a $135 thousand gain on sales of securities compared to a $14 thousand gain on sales of securities in the 2015 period.

Noninterest expense in the second quarter of 2016 was $6.6 million, which included $545 thousand of costs related to the proposed merger with Hampton Roads Bankshares, Inc., compared to $5.9 million in the second quarter of 2015.

First Half 2016 compared to First Half 2015

Total interest income for the six months ended June 30, 2016 was $19.0 million compared to $17.6 million for the six months ended June 30, 2015. For the six-month period of 2016, total interest income reflected average interest-earning assets of $1.00 billion compared to $899.4 million in interest-earning assets in the same period of 2015, an 11.2% increase. Asset yields in the 2016 period were 3.86% compared to yields of 3.95% in the 2015 period. The decline in asset yields was primarily due to lower accretion from acquired loan discounts in the  period ending June 30, 2016, which was $599 thousand compared to $842 thousand in the same period of 2015.

Total interest expense for the six months ended June 30, 2016 was $3.7 million compared to $3.0 million for the six months ended June 30, 2015. Average interest-bearing liabilities in the 2016 period increased to $786.8 million from $707.0 million in the same period of 2015, an 11.3% increase. The cost of liabilities was 0.94% in the 2016 period compared to cost of 0.85% in the 2015 period. The higher cost of liabilities in the period ending June 30, 2016 was primarily due to the cost related to the sale of subordinated notes in June 2015, as mentioned previously.

Net interest margin in the first half of 2016 was 3.11% compared to 3.29% in the first half of 2015. Net interest margin excluding accretion of acquired loan discounts was 2.99% in the first half of 2016, down from 3.11% in the first half of 2015, primarily due to higher rates paid on borrowed funds, particularly subordinated notes.

Net interest income after provision for loan and lease losses was $14.9 million for the six months ended June 30, 2016 compared to $13.3 million in the same period of 2015. Net interest income after provision for loan and lease losses in the period ended June 30, 2016 reflected $395 thousand in loan and lease loss provision expense compared to $1.3 million of provision expense in the same period of 2015. Provision for loan and lease losses in the 2015 period reflected higher accretion of acquired loan discounts and increased reserves on several specific loans and higher provision for the unguaranteed portion of the company’s student loan portfolio compared to the 2016 period.

Total noninterest income was $852 thousand in the first half of 2016 compared to $823 thousand in the first half of 2015.

Noninterest expense in the first half of 2016 was $13.6 million, which included $1.6 million of costs related to the proposed merger with Hampton Roads Bankshares, Inc., compared to $11.7 million in the first half of 2015.

Second Quarter 2016 compared to First Quarter 2016

Total interest income for the three months ended June 30, 2016 and March 31, 2016 was $9.4 million and $9.6 million, respectively.  Total interest income reflected average interest-earning assets of $1.00 billion for both the three months ended June 30, 2016 and March 31, 2016. Asset yields were 3.83% in the second quarter of 2016 compared to asset yields of 3.89% in the first quarter of 2016. Accretion from acquired loans was $154 thousand in the second quarter of 2016 and $445 thousand in the first quarter of 2016.

Total interest expense for both the three months ended June 30, 2016 and March 31, 2016 was $1.9 million. Average interest-bearing liabilities in the second quarter of 2016 decreased from $795.2 million to $778.3 million in the first quarter of 2016. The cost of total liabilities was 0.96% and 0.93% in the second and first quarters of 2016, respectively.

Net interest margin in the second quarter of 2016 was 3.08% compared to 3.15% in the first quarter of 2016. Net interest margin excluding accretion of acquired loan discounts was 3.02% in the second quarter of 2016 compared to 2.97% in the first quarter of 2016.

Net interest income after provision for loan and lease losses was $7.3 million for the three months ended June 30, 2016 compared to $7.5 million in the three months ended March 31, 2016. Net interest income after provision for loan and lease losses in the second quarter of 2016 reflected $205 thousand in loan and lease loss provision, while net interest income after provision in the first quarter of 2016 included $190 thousand in provision expense.

Total noninterest income was $487 thousand in the second quarter of 2016 compared to $365 thousand in the first quarter of 2016. Noninterest income in the second quarter of 2016 reflected a $135 thousand gain on sales of securities for which there was none in the first quarter of 2016.

Noninterest expense in the second quarter of 2016 was $6.6 million, including $545 thousand in merger-related costs, compared to $7.0 million, including $1.0 million in merger-related costs, in the first quarter of 2016.

Balance Sheet

Loans after allowance for loan and lease losses increased $42.1 million to $814.3 million at June 30, 2016 from $772.2 million at December 31, 2015, an annualized growth rate of 10.9%. Excluding the company’s investments in mortgage warehouse programs through participation arrangements and guaranteed student loans, loans after allowance for loan and lease losses increased $18.8 million from December 31, 2015 to June 30, 2016, a 5.7% annualized growth rate.

Securities available for sale were $131.2 million at June 30, 2016 compared to $130.9 million at December 31, 2015. Securities held to maturity were $9.3 million at June 30, 2016 and at December 31, 2015. Total securities as a percentage of the company’s total assets was 13.1% at June 30, 2016.

Total assets were $1.07 billion at June 30, 2016 compared to $1.04 billion at December 31, 2015. Total deposits were $917.4 million at June 30, 2016 compared to $889.0 million at December 31, 2015.

Asset and Credit Quality

At June 30, 2016, the ratio of nonperforming assets to total assets was 0.61%, the ratio of nonperforming assets to total loans was 0.80%, and the ratio of the company’s allowance for loan and lease losses (ALLL) to nonaccrual loans was 119.45%. Net charge-offs as a percentage of average loans were 0.07% for the six months ended June, 2016, which includes the charge-off of the unguaranteed portion of the company’s guaranteed student loans that were more than 120 days past due and were deemed to have a high probability of default. The company’s ALLL as a percentage of total loans was 0.87% at June 30, 2016, and this measure excluding guaranteed student loans was 0.92%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the federal government guarantee. Additionally, the company does not record provision for loan and lease losses on loans held pursuant to the company’s participation in a mortgage warehouse lending program with a national bank. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.23%1 as of June 30, 2016.

Capital and Shareholder Value Measures

The company’s combined capital ratios remained well above regulatory standards for "well-capitalized" banks, with a common equity Tier 1 capital ratio of 9.59%, a Tier 1 leverage ratio of 8.69%, a Tier 1 risk-based capital ratio of 9.59%, and a total risk-based capital ratio of 11.28% at June 30, 2016. Capital ratios for Xenith Bank were also strong, with a common equity Tier 1 capital ratio of 11.49%, a Tier 1 leverage ratio of 10.42%, a Tier 1 risk-based capital ratio of 11.49%, and a total risk-based capital ratio of 12.30% at June 30, 2016.

Total shareholders' equity was $108.4 million at June 30, 2016 compared to $102.7 million at December 31, 2015. Tangible book value at June 30, 2016 was $7.051 per share of common stock compared to $6.691 at December 31, 2015. Return on average assets was 0.34% (0.49%1 excluding merger-related expenses) for the second quarter of 2016 compared to 0.14% (0.55%1 excluding merger-related expenses) for the first quarter of 2016 and 0.33% for the second quarter of 2015. Return on average common equity was 3.41% (4.86%1 excluding merger-related expenses) for the second quarter 2016 compared to 1.41% (5.57%1 excluding merger-related expenses) for the first quarter of 2016 and 3.32% for the second quarter of 2015.

Layfield concluded: “We anticipate that Friday, July 29, will mark an important milestone for all of us at Xenith with our planned strategic merger with Hampton Roads Bankshares. I believe this merger will be a win-win and has the potential to be transformational for both of our organizations. The combined company should have the scale required to compete in today’s marketplace to drive earnings growth. Our banking teams are hard at work evaluating all aspects of our business with a sharp eye on revenue growth and efficiencies. Combined with our expanded geographic footprint which will cover some of the strongest and most diversified economies in the United States, we believe we are well-positioned to continue to build value for our shareholders.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of June 30, 2016, the company had total assets of $1.07 billion, total deposits of $917.4 million, and total shareholders’ equity of $108.4 million. Xenith Bank's target markets are Greater Washington, D.C., Richmond, Virginia, and Greater Hampton Roads, Virginia metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Herndon, Richmond, Suffolk and Gloucester, Virginia, and one loan production office in Newport News, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. (“XBKS”). These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to XBKS. If a change occurs, XBKS’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include among others: the ability to obtain regulatory approvals and meet other closing conditions to the merger with Hampton Roads Bankshares, Inc. (“HRB”), including approval by HRB and XBKS shareholders, on the expected terms and schedule; delays in closing the merger; difficulties and delays in integrating the HRB and XBKS businesses or fully realizing cost savings and other benefits; business disruptions following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; HRB’s and XBKS’s businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in XBKS’s public filings with the Securities and Exchange Commission (“SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of XBKS’s Annual Report on Form 10-K for the year ended December 31, 2015 that was filed with the SEC on March 9, 2016. Except as required by applicable law or regulations, XBKS does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

	(Unaudited)
(in thousands, except share data)	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents
Cash and due from banks	$27,761	$40,242
Federal funds sold	23,748	21,703
Total cash and cash equivalents	51,509	61,945
Securities available for sale, at fair value	131,166	130,863
Securities held to maturity, at amortized cost (fair value: 2016 - $10,222; 2015 - $9,769)	9,266	9,270
Loans, net of allowance for loan and lease losses, 2016 - $7,165; 2015 - $7,350	814,268	772,178
Premises and equipment, net	7,840	7,544
Other real estate owned, net	580	533
Goodwill	12,989	12,989
Other intangible assets, net	2,468	2,697
Accrued interest receivable	4,312	4,430
Deferred tax asset	4,437	6,260
Bank owned life insurance	19,872	19,603
Other assets	12,291	11,184
Total assets	$1,070,998	$1,039,496
Liabilities and Shareholders’ Equity
Deposits
Demand and money market	$590,921	$568,366
Savings	12,172	10,564
Time	314,311	310,100
Total deposits	917,404	889,030
Accrued interest payable	265	426
Borrowed funds	36,290	36,861
Supplemental executive retirement plan	2,170	2,217
Other liabilities	6,519	8,273
Total liabilities	962,648	936,807
Shareholders’ equity
Common stock, $1.00 par value, 100,000,000 shares authorized as of June 30, 2016 and
December 31, 2015; 13,171,293 shares issued and outstanding as of June 30, 2016 and
12,996,622 shares issued and outstanding as of December 31, 2015	13,171	12,997
Additional paid-in capital	87,110	86,684
Retained earnings	4,858	3,581
Accumulated other comprehensive income (loss), net of tax	3,211	(573)
Total shareholders’ equity	108,350	102,689
Total liabilities and shareholders’ equity	$1,070,998	$1,039,496

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited)

(in thousands, except per share data)	June 30, 2016	June 30, 2015
Interest income
Interest and fees on loans	$16,832	$16,369
Interest on securities	1,922	1,008
Interest on federal funds sold and deposits in other banks	206	218
Total interest income	18,960	17,595
Interest expense
Interest on deposits	3,011	1,653
Interest on federal funds purchased and borrowed funds	703	1,338
Total interest expense	3,714	2,991
Net interest income	15,246	14,604
Provision for loan and lease losses	395	1,265
Net interest income after provision for loan and lease losses	14,851	13,339
Noninterest income
Service charges on deposit accounts	315	308
Gain on sales of securities	135	81
Increase in cash surrender value of bank owned life insurance	269	219
Other income	133	215
Total noninterest income	852	823
Noninterest expense
Compensation and benefits	6,985	6,487
Occupancy	832	801
FDIC insurance	376	357
Bank franchise taxes	540	492
Technology	1,061	1,172
Communications	196	200
Insurance	164	186
Professional fees	562	612
Amortization of intangible assets	229	229
Guaranteed student loan servicing	169	227
Write-down of other real estate owned	52	-
Merger-related expenses	1,553	-
Other	914	942
Total noninterest expense	13,633	11,705
Income before income tax	2,070	2,457
Income tax expense	793	713
Net income	1,277	1,744
Preferred stock dividend	-	(42)
Net income available to common shareholders	$1,277	$1,702
Earnings per common share (basic):	$0.10	$0.13
Earnings per common share (diluted):	$0.09	$0.13

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited)

(in thousands, except per share data)	June 30, 2016	June 30, 2015
Interest income
Interest and fees on loans	$8,355	$8,162
Interest on securities	957	562
Interest on federal funds sold and deposits in other banks	74	132
Total interest income	9,386	8,856
Interest expense
Interest on deposits	1,506	825
Interest on federal funds purchased and borrowed funds	354	690
Total interest expense	1,860	1,515
Net interest income	7,526	7,341
Provision for loan and lease losses	205	700
Net interest income after provision for loan and lease losses	7,321	6,641
Noninterest income
Service charges on deposit accounts	162	145
Gain on sales of securities	135	14
Increase in cash surrender value of bank owned life insurance	133	122
Other income	57	130
Total noninterest income	487	411
Noninterest expense
Compensation and benefits	3,468	3,205
Occupancy	431	383
FDIC insurance	190	180
Bank franchise taxes	270	246
Technology	547	637
Communications	96	98
Insurance	82	93
Professional fees	291	337
Amortization of intangible assets	114	115
Guaranteed student loan servicing	77	104
Write-down of other real estate owned	52	-
Merger-related expenses	545	-
Other	469	495
Total noninterest expense	6,632	5,893
Income before income tax	1,176	1,159
Income tax expense	266	336
Net income	910	823
Preferred stock dividend	-	(21)
Net income available to common shareholders	$910	$802
Earnings per common share (basic and diluted):	$0.07	$0.06

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE MEASURES
	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015	2015
Net interest margin (1)	3.08%	3.15%	3.42%	3.25%	3.23%	3.31%
Return on average assets (2)	0.34%	0.14%	0.57%	0.37%	0.33%	0.42%
Return on average assets, excluding merger-related costs (5)	0.49%	0.55%	0.57%	0.37%	0.33%	0.42%
Return on average common equity (3)	3.41%	1.41%	5.94%	3.72%	3.32%	4.19%
Return on average common equity, excluding merger-related costs (5)	4.86%	5.57%	5.94%	3.72%	3.32%	4.19%
Efficiency ratio (4)	83%	87%	66%	79%	76%	74%
Efficiency ratio, excluding merger-related costs (5)	76%	74%	66%	79%	76%	74%
Net income	$910	367	1,511	928	823	4,183
Earnings per common share (basic)	$0.07	0.03	0.12	0.07	0.06	0.32
Earnings per common share (diluted)	$0.07	0.03	0.11	0.07	0.06	0.31
Earnings per common share, excluding merger-related costs (basic) (5)	$0.10	0.11	0.12	0.07	0.06	0.32
Earnings per common share, excluding merger-related costs (diluted) (5)	$0.10	0.11	0.11	0.07	0.06	0.31
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity for the respective period.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(5) Non-GAAP financial measure. See discussion of non-GAAP financial measures below.

ASSET QUALITY MEASURES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Net charge-offs as a percentage of average loans (year to date)	0.07%	0.06%	0.18%	0.09%	0.07%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.87%	0.91%	0.94%	0.93%	0.89%
ALLL as a percentage of loans excluding guaranteed student loans (2)	0.92%	0.96%	1.01%	1.00%	0.97%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.23%	1.31%	1.42%	1.55%	1.56%
ALLL to nonaccrual loans (1)	119.45%	88.31%	88.83%	104.70%	100.01%
Nonperforming assets as a percentage of loans	0.80%	1.11%	1.13%	1.01%	1.04%
Nonperforming assets as a percentage of total assets	0.61%	0.85%	0.85%	0.79%	0.81%
Troubled debt restructurings	$4,089	5,933	6,822	7,929	7,387
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as ALLL, excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Common Equity Tier 1 capital ratio - Consolidated	9.59%	9.82%	9.91%	10.13%	10.11%
Common Equity Tier 1 capital ratio - Bank only	11.49%	11.77%	11.87%	12.15%	12.12%
Tier 1 risk-based capital ratio - Consolidated	9.59%	9.82%	9.91%	10.13%	10.11%
Tier 1 risk-based capital ratio - Bank only	11.49%	11.77%	11.87%	12.15%	12.12%
Total risk-based capital ratio - Consolidated	11.28%	11.57%	11.71%	11.98%	11.96%
Total risk-based capital ratio - Bank only	12.30%	12.60%	12.74%	13.03%	12.98%
Tier 1 leverage ratio - Consolidated	8.69%	8.55%	8.58%	8.78%	8.86%
Tier 1 leverage ratio - Bank only	10.42%	10.24%	10.28%	10.53%	10.64%
Book value per common share (1)	$8.23	8.04	7.90	7.76	7.59
Tangible book value per common share (2)	$7.05	6.85	6.69	6.54	6.37
______________________________
(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015	2015
Total assets	$1,064,247	1,066,407	1,055,546	1,009,981	989,210	999,252
Average interest-earning assets	$996,485	1,000,949	980,715	939,945	922,313	930,138
Loans, net of allowance for loan and lease losses	$788,995	748,178	760,724	758,972	749,294	753,267
Total deposits	$911,938	917,144	906,387	862,050	841,630	851,404
Shareholders' equity	$106,749	104,397	101,673	99,888	107,484	103,996
Common shareholders' equity	$106,749	104,397	101,673	99,888	99,195	99,806
______________________________
(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Total assets	$1,070,998	1,021,042	1,039,496	970,988	993,073
Loans, net of allowance for loan and lease losses	$814,268	772,044	772,178	753,466	761,140
Total deposits	$917,404	872,261	889,030	824,523	847,605
Shareholders' equity	$108,350	105,492	102,689	100,772	98,715
Common shareholders' equity	$108,350	105,492	102,689	100,772	98,715

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Six Months Ended
	June 30,	March 31,	June 30,
Earnings per share effect of merger-related costs (1)	2016	2016	2016
Income before income tax	$1,176	$895	$2,070
Add: merger-related costs	$545	$1,008	$1,553
Income before income tax, excluding merger-related costs	$1,721	$1,903	$3,623
Income tax expense (2)	$430	$457	$870
Net income available to common shareholders, excluding merger-related costs	$1,291	$1,446	$2,753
Weighted average shares outstanding, basic	13,269	13,209	13,240
Weighted average shares outstanding, diluted	13,516	13,443	13,480
Earnings per common share, excluding merger-related costs (basic)	$0.10	$0.11	$0.21
Earnings per common share, excluding merger-related costs (diluted)	$0.10	$0.11	$0.20
Earnings per common share (basic)	$0.07	$0.03	$0.10
Earnings per common share (diluted)	$0.07	$0.03	$0.09
Earnings per common share effect of merger-related costs (basic)	$0.03	$0.08	$0.11
Earnings per common share effect of merger-related costs (diluted)	$0.03	$0.08	$0.11
______________________________
(1) Merger-related costs impacted the quarters ended June 30, 2016 and March 31, 2016 only.
(2) Assumes an effective tax rate of 25% and 24% for the quarters ended June 30, 2016 and
March 31, 2016, respectively, and an effective tax rate of 24% for the six months ended June, 30, 2016, which approximate the company's effective tax rates if no merger-related costs had been incurred.

	Quarter Ended
Return on average assets and return on average common equity, excluding merger-related costs (1)	June 30, 2016	March 31, 2016
Net income available to common shareholders, excluding merger-related costs	$1,291	$1,446
Average total assets	$1,064,247	$1,066,407
Average common shareholders' equity	$106,749	$104,397
Return on average assets, excluding merger-related costs (2)	0.49%	0.55%
Return on average common equity, excluding merger-related costs (2)	4.86%	5.57%
______________________________
(1) Merger-related costs impacted the quarters ended June 30, 2016 and March 31, 2016 only.
(2) Net income available to common shareholders, excluding merger-related costs for the quarters ended June 30, 2016 and March 31, 2016 has been annualized for this calculation.

	Quarter Ended
Efficiency ratio, excluding merger-related costs (1)	June 30, 2016	March 31, 2016
Noninterest expense	$6,632	$7,000
Deduct: merger-related costs	$545	$1,008
Noninterest expense, excluding merger-related costs	$6,087	$5,992
Net interest income	$7,526	$7,720
Noninterest income	$487	$365
Efficiency ratio, excluding merger-related costs	76%	74%
______________________________
(1) Merger-related costs impacted the quarters ended June 30, 2016 and March 31, 2016 only.

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$7,165	7,072	7,350	7,064	6,849
Deduct: ALLL attributable to guaranteed student loans	$74	81	60	71	49
ALLL excluding amount attributable to guaranteed student loans	$7,091	6,991	7,290	6,993	6,800
Gross loans	$821,433	779,116	779,528	760,530	767,989
Deduct: Guaranteed student loans	$51,519	53,674	57,308	61,388	64,236
Gross loans, excluding guaranteed student loans	$769,914	725,442	722,220	699,142	703,753
ALLL as a percentage of gross loans, excluding guaranteed student loans	0.92%	0.96%	1.01%	1.00%	0.97%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$7,165	7,072	7,350	7,064	6,849
Add: Discounts (credit-related fair value adjustments) on acquired loans	$3,014	3,184	3,779	4,836	5,207
Total ALLL + discounts on acquired loans	$10,179	10,256	11,129	11,900	12,056
Gross loans + discounts (credit-related fair value adjustments) on acquired loans	$824,447	782,300	783,307	765,366	773,196
ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.23%	1.31%	1.42%	1.55%	1.56%

Tangible book value per common share
Total shareholders' equity	$108,350	105,492	102,689	100,772	98,715
Deduct: Preferred stock	$-	-	-	-	-
Common shareholders' equity	$108,350	105,492	102,689	100,772	98,715
Deduct: Goodwill and other intangible assets, net	$15,457	15,571	15,686	15,800	15,916
Tangible common shareholders' equity	$92,893	89,921	87,003	84,972	82,799
Common shares outstanding	13,171	13,129	12,997	12,989	12,998
Tangible book value per common share	$7.05	6.85	6.69	6.54	6.37
______________________________
Return on average assets, excluding merger-related costs, return on average common equity, excluding merger-related costs, efficiency ratio, excluding merger-related costs, and earnings per share, excluding merger-related costs are non-GAAP financial measures and are not required by or presented in accordance with GAAP. Management believes that these measures excluding merger-related costs are meaningful as they present the performance of the company without the additive merger costs that are non-recurring and would not be incurred if the company were not contemplating the HRB Merger. Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans as a percentage of gross loans are meaningful because they are two measures management uses to assess asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures management uses to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on consolidated balance sheets. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Contact:
Thomas W. Osgood
Executive Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer
(804) 433-2209
tosgood@xenithbank.com